The Massachusetts Health & Education Tax-Exempt Trust (the “Registrant”)

77Q1(a):

Copies of material amendments to Registrant’s charter or by-laws

Attached please find as an exhibit under Sub-Item 77Q1(a) of Form N-SAR, a copy of (i) the Registrant's Amendment to the Certificate of Designation dated May 17, 2011 Establishing and Fixing the Rights and Preferences of the Fund’s Series W-7 Variable Rate Demand Preferred Shares filed with the Secretary of the Commonwealth of Massachusetts on June 13, 2012 and (ii) the Registrant’s Series W-7 Variable Rate Demand Preferred Shares Notice of Special Rate Period dated June 14, 2012 and filed with the Registrant’s books and records.

Exhibit 77Q1(a)

[Printer Note: Insert Rider 1 Here]

Exhibit 77Q1(a)

[Printer Note: Insert Rider 2 Here]